As filed with the Securities and Exchange
Commission on February 11, 1997                              Reg. No. 33- ______

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
                                   ----------

                                    Form S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                         WORLDPORT COMMUNICATIONS, INC.
                         (formerly Sage Resources, Inc.)
              (Exact name of registration as specified in charter)

      Delaware                                       84-1127336
(State of incorporation)                 (I.R.S. Employer Identification Number)

                        100 California Street, Suite 1400
                         San Francisco, California 94111
                    (Address of principal Executive Offices)

                    1996 Consultant Stock Grants Pursuant to
                          Written Consulting Agreements
                            (Full title of the Plan)

                             WILLIAM C. GIBBS, ESQ.
                             Snell & Wilmer, L.L.P.
                          111 East Broadway, Suite 900
                           Salt Lake City, Utah 84111
                                 (801) 237-1900
                     (Name, address, including zip code, and
          (telephone number, including area code, of agent for service)

                  --------------------------------------------

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX: [ ]

                         CALCULATION OF REGISTRATION FEE

  Title of                      Proposed          Proposed
 Securities      Amount          Maximum           Maximum         Amount of
    to be         to be      Offering Price       Aggregate      Registration
 Registered    Registered     Per Share (1)  Offering Price (1)     Fee(1)
------------  ------------   --------------  ------------------  ------------
Common Stock     650,000         $ 0.75        $ 487,500          $ 147.73
   $.0001
  par value
============  ============   ==============  ==================  ============

(1) Estimated solely for purposes of calculating registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, as amended (the "Securities Act") based on the fair market value of the Common Stock on February 10, 1997.





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                                     PART I
                INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

         This Registration statement is filed with the Securities and Exchange Commission (the "Commission") for the purpose of registering shares of common stock, $.0001 par value ("Common Stock") of the Registrant in connection with its 1996 Consultant Stock Grants pursuant to written consulting agreements (the "Plan").

         Information required by Part I (Items 1 and 2) is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act.


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.           INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents are incorporated by reference into this Registration Statement, and are made a part hereof:

                  (a) The Registrant's annual report on Form 10-KSB, for the fiscal year ended December 31, 1995.

                  (b) The Registrant's quarterly report on Form 10-QSB, for the fiscal quarter ended March 31, 1996.

                  (c) The Registrant's quarterly report on Form 10-QSB for the fiscal quarter ended June 30, 1996.

                  (d) The Registrant's quarterly report on Form 10-QSB for the fiscal quarter ended September 30, 1996.

                  (e) The Registrant's Form 8-K Reports filed on June 20, 1996 and August 12, 1996.

                  (f) All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all of the securities offered hereby have been sold, or deregistering all such securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed




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         document which also is incorporated or deemed incorporated by reference
         herein modifies or supersedes  such  statement.   Any such  document so
         modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.           DESCRIPTION OF SECURITIES.

         Authorized Shares.

         Under the Registrant's Certificate of Incorporation ("Certificate of Incorporation"), the authorized Stock of the Company consists of 65,000,000 shares of Common Stock, $.0001 par value per share and 10,000,000 shares of Preferred Stock, $.0001 par value per share. As of January 31, 1997, there are 9,053,666 shares of Common Stock issued and outstanding. No shares of Preferred Stock have been issued.

         Common Stock.

         Holders of Common Stock are entitled to one vote for each share on all matters voted by the shareholders and have no pre-emptive or other right to subscribe for additional securities of the Company.

         Each share of Common Stock has an equal and ratable right to receive dividends when, as if declared by the Board of Directors out of assets legally available therefore. In the event of a liquidation, dissolution, or winding up of the Company, the holders of Common Stock will be entitled to share equally and ratably in the assets available for distribution after the payment of liabilities, subject only to any preferential distributions of holders of Preferred Stock, if applicable.

         Preferred Stock.

         The Registrant's Certificate of Incorporation authorizes the Board, to provide for the issuance of all or any shares of Preferred Stock in one or more classes or series, to affix for each such class or series such voting of powers, full or limited, or non-voting powers, and such distinctive designations, limitations or restrictions thereof, as shall be stated and expressed in the resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by Delaware general corporation law, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable in any other class or classes or any other series; or (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of the Registrant, all as may be stated in such resolution or resolutions.







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         Stock Options.

         The Company has reserved 2,000,000 shares of Common Stock under its Long-Term Incentive Plan (the "LTI Plan"), for issuance in respect of stock options granted under such LTI Plan. As of January 31, 1997, there were 50,000 outstanding options under the LTI Plan. In addition, the Company has also authorized the issuance of 25,000 stock options to Daniel McGinnis.

         Warrants.

         Class A Warrants

         The Company issued 40,000 Class A Common Stock Purchase Warrants (the "Class A Warrants") to the original officers, directors and shareholders of the Company. Each Class A Warrant allows the holder thereof to purchase one share of the Company's Common Stock at an exercise price of twenty five dollars ($25) at any time on or before April 24, 1997, subject to certain conditions and limitations. Except as otherwise indicated, the Class A Warrants have the same terms and conditions as the Class C Warrants described below. When used herein, the term "Warrant" shall refer to the Class A, B and C Common Stock Purchase Warrants.

         Class B Warrants

         The Company issued 40,000 Class B Common Stock Purchase Warrants (the "Class B Warrants") to the original officers, directors and shareholders of the Company. Each Class B Warrant allows the holder thereof to purchase one share of the Company's Common Stock at an exercise price of fifty dollars ($50) at any time on or before April 24, 1997, subject to certain conditions and limitations. Except as otherwise indicated, the Class B Warrants have the same terms and conditions as the Class C Warrants described below.

         Class C Warrants

         In its initial public offering the Company sold Class C Common Stock Purchase Warrants and currently has 12,000 outstanding (the "Class C Warrants"). Each Class C Warrant entitles the warrant holder to purchase one share of the Company's Common Stock at an exercise price of one hundred dollars ($100) per share. The exercise period has been extended by the Company through April 24, 1997. The Company's board of directors may extend the exercise period at its option, provided that written notice of such extension is given to the warrant holders prior to the expiration date then in effect. The board of directors may, at its discretion, reduce the exercise price for the Warrants, but in no event will the exercise price be reduced below $5.00. The Warrants also contain anti-dilution provisions in the case of stock dividend or stock splits.



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         Transfer Agent and Registrar.

         OTC Stock Transfer, Inc. is the transfer agent and registrar for the Common Stock.

ITEM 5.           INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  The Registrant's Bylaws provide that the Registrant may indemnify any person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant), by reason of the fact that he or she is or was a director, officer, employee, fiduciary or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         The Registrant's Bylaws also provide that the Registrant may indemnify a person who was or is made a party or is threatened to be made a party to any proceeding by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee, fiduciary or agent of another corporation or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant. No indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Registrant unless and




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only to the extent that the court in which the action is brought determines that in view of all the circumstances such person is fairly and reasonably entitled to indemnification for expenses which the court deems proper.

         The Registrant's Bylaws also provide that to the extent that an authorized representative of the Registrant who neither was nor is a director or officer of the Registrant has been successful on the merits or otherwise in defense of any action, suit or proceeding, he or she shall be indemnified by the Registrant for and against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. Such an authorized representative may, at the discretion of the Registrant's Board of Directors, be indemnified by the Registrant in certain circumstances to the same extent he or she would have been had he or she been a director or officer of the Registrant.

         A determination of whether indemnification is proper shall be made by the Board of Directors by a majority vote of a quorum consisting of disinterested directors or, if such a quorum is not obtainable or, even if obtainable, as a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the Registrant's shareholders. The Registrant shall advance expenses (including attorneys' fees) upon receipt of an undertaking by or on behalf of the director to repay such amount unless it is determined that he or she is entitled to be indemnified.

ITEM 7.           EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.           EXHIBITS.

         Reference is made to the Exhibit Index which is included on page 9 of this Registration Statement following the Signature Page.

ITEM 9.           UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (a)      To  include  any prospectus required by Section 10(a)
                           (3) of the Securities Act;

                  (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;



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                  (c)      To include any material  information  with respect to
                           the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

         Provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

         2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         4. For purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities at that time and shall be deemed to be the initial bona fide offering thereof.

         5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


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                                   SIGNATURES

         Pursuant to the requirements of the Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Bluff, State of Illinois, on this 11 day of February, 1997.

                                          WORLDPORT COMMUNICATIONS, INC.


                                          By:/s/Jonathan Y. Hicks
                                                   Jonathan Y. Hicks
                                                   Principal Accounting Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                Title                                              Date


/s/Edward P. Mooney
Edward P. Mooney         President, Chief Executive            February 11, 1997
                         Officer, and Director
                         (Principal Executive Officer)


/s/Jonathan Y. Hicks
Jonathan Y. Hicks        Vice President, Secretary,            February 11, 1997
                         Treasurer, and Principal
                         Accounting Officer


/s/Phillip S. Magiera
Phillip S. Magiera       Director                              February 11, 1997




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                                  EXHIBIT INDEX

         Exhibit numbers are in accordance with the Exhibit Table in Item 601 of Regulation S-K.

                                                                     SEQUENTIAL
EXHIBIT                                                              PAGE NO. OR
NUMBER                             DESCRIPTION                       REFERENCE



 4.1             Consulting Agreement with Jonathan Y. Hicks              1

 4.2             Consulting Agreement with Phillip S. Magiera             1

 4.3             Consulting Agreement with Edward P. Mooney               1

 4.4             Consulting Agreement with Paul A. Moore                  1

 4.5             Consulting Agreement with Theodore H. Swindells          1

 5.1             Opinion of Snell & Wilmer L.L.P.                         1

24.1             Consent of Snell & Wilmer L.L.P.                         1
                 (included in the opinion filed as Exhibit 5.1).

24.2             Consent of Schumacher & Associates, Inc.                 1

24.3             Consent of Wright & Seibert, P.C.                        1


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